                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                 FORM 12b-25/A


                          NOTIFICATION OF LATE FILING

(Check One):[ ]Form 10-K [ ]Form 20-F [ ]Form 11-K [X]Form 10-Q [ ]Form N-SAR

                 For Period Ended: June 30, 1999
                                   -------------------------------
                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR
                 For the Transition Period Ended:
                                                  ---------------------------


   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                       PART I - REGISTRANT INFORMATION


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Full name of registrant:

Rx Medical Services Corp.

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Former name if applicable:

ARM Financial Corp.

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Address of principal executive office (STREET AND NUMBER)

888 East Las Olas Boulevard, Suite 210
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City, state and zip code

Fort Lauderdale, Florida 33301

                        PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

 [X] (a)   |   The reasons described in reasonable detail in Part III of this
           |   form could not be eliminated without unreasonable effort or
           |   expense;
           |
 [ ] (b)   |   The subject annual report, semi-annual report, transition
           |   report on Form 10-K, 20-F, 11-K, or Form N-SAR, or portion
           |   thereof will be filed on or before the 15th calendar day
           |   following the prescribed due date; or the subject quarterly
           |   report or transition report on Form 10-Q, or portion thereof
           |   will be filed on or before the fifth calendar day following the
           |   prescribed due date; and
           |
[ ]  (c)   |   The accountant's statement or other exhibit required by Rule
           |   12b-25(c) has been attached if applicable.

                             PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

         The audit of the financial statements of the registrant for the year ended December 31, 1998 has not yet been completed. Once said audit is completed and the registrant's annual report on Form 10-K for the year ended December 31, 1998 is filed, the registrant will be in a position to file unaudited financial statements for the quarter ended June 30, 1999. The registrant anticipates that its Form 10-Q for the second quarter ended June 30, 1999, will be filed on or about November 30, 1999.


                         PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Dennis A. Dolnick                (954)            462-1711 [Ext. 14]
         --------------------------     -----------        ------------------
                  (Name)                (Area Code)        (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [ ] Yes  [X] No

         The Annual Report on Form 10-K for the year ended December 31, 1998.

         The Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [ ] Yes  [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           Rx MEDICAL SERVICES CORP.
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                  (Name of Registrant as Specified in Charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  July 30, 1999                 By: /s/ Randolph H. Speer
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                                         Randolph H. Speer
                                         President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION

  Intentional misstatements or omissions of fact constitute Federal Criminal
                       Violations (SEE 18 U.S.C. 1001).